Exhibit 99.1

311 SMITH INDUSTRIAL BLVD DALTON, GA 30721 706.259.9711

FOR IMMEDIATE RELEASE

INFORMATION:

Leonard F. Ferro

Chief Financial Officer

T: 706.259.2689

TANDUS ANNOUNCES CONSOLIDATION OF INTERNATIONAL MANUFACTURING

DALTON, Ga. (December 6, 2006) — Tandus has announced its intention to consolidate its international manufacturing to primary regions in North America and China. This move will involve the closure or sale of its United Kingdom (U.K.) manufacturing operations. The company has several interested parties who have expressed interest in the plant located in Blaina, Wales.

Tandus has maintained a sales and marketing presence in the U.K. since 1987. The Company will continue to market its Monterey, C&A, and Crossley brands throughout the U.K. and Europe. These products will be serviced from manufacturing facilities in North America and China.

“After careful consideration it was determined that the product capabilities required by the market could not be fully met by local production in Wales,” said Len Ferro, Chief Financial Officer, Tandus. “Sourcing from North America and China is the best and most efficient way to market the extensive portfolio of modular carpets and broadloom products available through Tandus brands.”

ABOUT TANDUS

Tandus unites the industry’s leading specialized flooring brands – Monterey, C&A, and Crossley. Drawing upon each brand’s individual strengths, Tandus offers its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, Ga., Tandus is a leading commercial floorcoverings company. More information can be found online at www.tandus.com.

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MONTEREY C&A CROSSLEY